EXHIBIT 10(v)

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on January 10, 2011 for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2010 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee has approved the following base salaries for 2011 for the Named Executive Officers:

William C. Weldon	$1,915,800
Chairman/CEO
Dominic J. Caruso	$776,500
Vice President, Finance; CFO
Russell C. Deyo	$899,300
Vice President, General Counsel
Colleen A. Goggins	$827,200	*
Worldwide Chairman, Consumer Group
Sherilyn S. McCoy	$900,000
Vice Chairman, Executive Committee

*	Will retire in March 2011.

Annual Performance Bonus:

The Compensation Committee has approved the following annual performance bonus payments under the Company’s Executive Incentive Plan for performance in 2010 (paid in the form of 85% cash and 15% Company Common Stock as determined by the Compensation Committee):

Mr. Weldon	$1,976,000
Mr. Caruso	$900,000
Mr. Deyo	$1,080,000
Ms. Goggins	$500,000
Ms. McCoy	$1,125,000

Stock Option and Restricted Share Unit Grants:

The Compensation Committee has approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan (the “LTI Plan”). The stock options were granted at an exercise price of $62.20, at the “fair market value” (calculated as the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange) on January 10, 2011. The options will become exercisable on January 11, 2014 and expire on January 10, 2021. The RSUs will vest on January 10, 2014, upon which, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock for each RSU. Due to her intention to retire, Ms. Goggins did not receive stock options or RSUs in 2011.

Mr. Weldon	560,691 stock options	46,724 RSUs
Mr. Caruso	145,447 stock options	12,121 RSUs
Mr. Deyo	168,444 stock options	14,037 RSUs
Ms. McCoy	151,621 stock options	12,635 RSUs

Non-Equity Incentive Plan Awards:

The Compensation Committee has approved the following non-equity incentive plan awards in recognition of performance during 2010 under the Company’s Certificates of Long-Term Performance (“CLP”) program. Vested awards are not paid out until the earlier of ten years from the date of grant or retirement or other termination of employment. As of the grant date, the defined present value per CLP was $5.03. The CLP unit value will vary over time based on the performance of the Company. Due to her intention to retire, Ms. Goggins did not receive CLPs in 2011.

Mr. Weldon	1,357,855	CLPs
Mr. Caruso	359,840	CLPs
Mr. Deyo	359,840	CLPs
Ms. McCoy	437,375	CLPs

Equity Compensation for Non-Employee Directors

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a fair market value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,650 shares of restricted Common Stock under the LTI Plan on February 15, 2011. The restricted shares will become freely transferable on February 15, 2014.